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                                                                     EXHIBIT 4.2


                             STOCK OPTION AGREEMENT


         AGREEMENT between HOME SHOPPING NETWORK, INC., a Delaware corporation (the "Company"), and VERNON J. TROUPE, a consultant to the Company (the "Troupe").

         WHEREAS, in connection with the spin-off of the Company's subsidiary, Precision Systems, Inc., on July 31, 1992, the Company agreed to retain the services of Vernon J. Troupe as a consultant to the Company;

         WHEREAS, in connection with the consulting arrangement, the Company agreed to grant to Troupe certain stock options;

         WHEREAS, the Company and Troupe desire to enter into an agreement setting forth the terms of the option as of the date hereof;

         NOW, THEREFORE, the Company and Troupe agree as follows:

                 1. STOCK OPTION GRANT. This Agreement evidences the grant of an option (the "Option") to purchase shares of Common Stock of the Company subject to the terms and conditions of this Agreement.

                 2. DATE OF GRANT. The grant of the Option is effective as of December 15, 1992 and the Option shall be exercisable as provided in this Agreement.

                 3. NUMBER AND PRICE OF SHARES. The number of shares subject to the Option is Twenty Thousand (20,000). The purchase price per share of Common Stock is $5.448 as of the date of this Agreement.

                 4. OPTION PERIOD AND TIME OF EXERCISE. The number of shares specified in paragraph three above may be exercisable on or after December 15, 1992 and before December 15, 1997. In no event shall the option be exercisable after the expiration date of the option period.

                 5. MANNER OF EXERCISE. Subject to the conditions and restrictions contained in paragraph 6 below, the Option shall be exercised by delivering written notice of exercise to the Secretary of the Company. Such notice is irrevocable and must be accompanied by payment in cash or such other form as the Company may approve.

                 6. NON-TRANSFERABILITY. This Agreement and the option granted may not be assigned or transferred by Troupe.

                 7. ADJUSTMENT IN THE EVENT OF CHANGE IN STOCK. In the event of any change in the outstanding Common Stock of the Company due to stock dividends, recapitalizations, reorganizations, mergers, consolidations, split-ups, combinations or exchanges of shares, the





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number and kind of shares under the Option and the purchase price per share will be appropriately adjusted consistent with such change. The determination of the Company regarding any adjustment will be final and conclusive.

                 8. AMENDMENT. Neither this Agreement nor the Option may be amended or modified or revoked except by agreement in writing and signed by the Company and Troupe.

                 9. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the Company and Troupe with respect to the Option and supersedes all other agreements heretofore entered into.

         IN WITNESS WHEREOF, the Company and Troupe have executed this Agreement this _____day of September, 1993.


                                 HOME SHOPPING NETWORK, INC.



                                 By: /s/ Gerald F. Hogan
                                     ------------------------------------
                                     Gerald F. Hogan, President and
                                        Chief Executive Officer



                                     /s/ Vernon J. Troupe
                                     ------------------------------------
                                     Vernon J. Troupe